Exhibit 99.1

EURAMAX HOLDINGS, INC.
FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

Norcross, Georgia, March 23, 2011 – Euramax Holdings, Inc., a leading international producer of metal and vinyl products sold to the residential repair and remodel, non-residential construction and recreational vehicle (RV) markets primarily in North America and Europe, today announced financial results for the fourth quarter of 2011. Net sales, operating loss, and adjusted EBITDA for the quarter were $219.7 million, $(2.9) million, and $11.0 million, respectively. Net sales, operating income, and adjusted EBITDA for the year ended December 30, 2011 were $933.7 million, $10.3 million, and $62.1 million, respectively.

President and CEO Mitchell B. Lewis commented, "Our performance in 2011 reflects a continuation of the lower end market demand environment that emerged following the recession of 2008 and 2009. In response to market challenges we have continued with initiatives to change and improve our business to adapt to the current demand environment. In 2011, we further rationalized our manufacturing and distribution foot print and continued to pursue production efficiency gains and procurement savings. These initiatives, while undertaken in response to continued relative softness in demand, are expected to contribute to higher levels of operating performance as markets recover. Additionally, in 2011 we improved our capital structure through the issuance of high-yield notes and a senior secured loan facility, proceeds of which were used to repay higher cost debt. This refinancing relieved the Company of restrictive financial covenants, significantly reduced interest costs, and provides financial flexibility needed to grow our business in future periods.”

Full Year 2011 Financial Summary

•
Net sales for 2011increased $50.0 million, or 5.7%, to $933.7 million compared to $883.7 million for 2010. Net sales increased primarily as a result of higher selling prices due to increases in aluminum and steel raw material costs. The strengthening of foreign currencies, primarily the euro and British pound sterling against the U.S. dollar, also resulted in a $15.0 million increase in net sales during 2011. These increases were partially offset by a decline in demand for industrial and architectural construction in the U.S. Non-Residential Building Products segment.

•
Income from operations for 2011 declined $8.7 million, or 45.8%, to $10.3 million compared to $19.0 million for 2010. Declines in operating income were partially related to declines in sales volumes to distributors in our U.S. Residential Building Products Segment and to customers in our U.S. Non-Residential Building Products Segment and due to higher selling and general administrative costs in our European Engineered Product and European Roll Coated Aluminum segments. Although we were able to effectively manage sales prices to cover increased raw material costs in the majority of our end markets, we were only able to recover a portion of raw material increases in the U.S. RV and Specialty Coated Products market. Operating results for the year reflect continuing challenges in residential and commercial construction end markets in both the United States and Europe. Operating income for the year was also negatively impacted by restructuring and refinancing initiatives from which the Company expects to benefit in future periods.

The Company incurred approximately $4.1 million related to restructuring initiatives including facility closures, relocation, and severance costs intended to reduce overhead and streamline operations. Additionally, the Company incurred a $1.2 million charge related to an early withdrawal from a multiemployer pension plan benefiting hourly employees. This early withdrawal was the result of consolidation of operations at a facility in Romeoville, IL to an existing facility in Nappanee and was intended to reduce the Company's fixed overhead costs.
Approximately $2.9 million of tax consulting and legal and professional fees were incurred related to the Company’s debt refinancing, registration of Notes with the SEC and other capital market activities. Additionally, tax consulting and legal and professional fees of $1.2 million were incurred for the restructuring and simplification of the Company’s legal entity structure in Europe.

•
Adjusted EBITDA is a significant operating measure used by the Company to measure its operating performance and liquidity. Adjusted EBITDA was $62.1 million for 2011 compared to $63.6 million for 2010.

Conference Call
The Company will host an investor conference call regarding its fourth quarter 2011 financial results at 10:00 a.m. Eastern Time on Tuesday, March 27, 2011. The call can be accessed through the following dial-in numbers: US/Canada: 800-895-1549; International: 785-424-1057: Conference ID: “Euramax Financial Results Call.” A replay of the conference call will be available through April 3, 2012. The replay may be accessed using the following dial-in information: US/Canada: 800-688-4915; International: 402-220-1319.
Forward Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities, anticipated costs of revenues, product mix, research and development and selling, general and administrative activities, and liquidity and capital needs and resources. When used in this report, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
GAAP Versus Non-GAAP Presentation
The Company presents adjusted EBITDA in this press release as additional information regarding the Company’s operating results. Adjusted EBITDA is defined as net loss plus (i) benefit for income taxes, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance. The Company’s calculation of adjusted EBITDA is consistent with the calculation of Consolidated Cash Flow in the indenture governing the Notes, excluding certain pro forma items. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S., and should not be considered an alternative to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity.
The Company believes adjusted EBITDA is helpful to investors in highlighting trends because adjusted EBITDA excludes the results of certain decisions of operating management that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The Company also believes adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors use adjusted EBITDA, among other things, to assess the Company’s period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
A reconciliation of the Company’s adjusted EBITDA to net income (loss) is included in the supplemental information attached to this release.

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$14,327	$24,902
Accounts receivable, net of allowance for doubtful accounts of $4,391 and $5,742, respectively	83,234	83,690
Inventories	83,396	90,227
Income taxes receivable	697	—
Deferred income taxes	1,906	5,785
Other current assets	4,336	3,760
Total current assets	187,896	208,364
Property, plant and equipment, net	146,549	157,895
Goodwill	196,686	199,999
Customer relationships, net	69,636	87,491
Other intangible assets, net	8,148	8,879
Deferred income taxes	6	822
Other assets	10,325	3,440
Total assets	$619,246	$666,890
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$54,329	$50,446
Accrued expenses and other current liabilities	33,425	35,766
Accrued interest payable	8,886	754
Deferred income taxes	891	922
Total current liabilities	97,531	87,888
Long-term debt	507,988	503,169
Deferred income taxes	21,501	27,910
Other liabilities	45,519	38,092
Total liabilities	672,539	657,059
Shareholders' (deficit) equity:
Common stock	185	182
Additional paid-in capital	718,837	715,790
Accumulated loss	(782,087)	(719,370)
Accumulated other comprehensive income	9,772	13,229
Total shareholders’ (deficit) equity	(53,293)	9,831
Total liabilities and shareholders’ (deficit) equity	$619,246	$666,890

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three months ended		Twelve months ended
	December 30, 2011	December 31, 2010	December 30, 2011	December 31, 2010
Net sales	$219,661	$211,715	$933,678	$883,700
Costs and expenses:
Cost of goods sold (excluding depreciation and amortization)	189,789	180,820	785,165	732,451
Selling and general (excluding depreciation and amortization)	20,523	21,658	91,421	90,642
Depreciation and amortization	9,130	11,541	37,194	38.700
Other operating charges	3,082	411	8,404	2,939
Multiemployer pension withdrawal expense	—	—	1,200	—
Income (loss) from operations	(2,863)	(2,715)	10,294	18.968
Interest expense	(13,457)	(14,437)	(55,579)	(68,333)
Other loss, net	(5,205)	(1,301)	(14,117)	(3,484)
Loss from continuing operations before income taxes	(21,525)	(18,453)	(59,402)	(52,849)
Provision (benefit) for income taxes	3,690	(6,914)	3,315	(14,461)
Loss from continuing operations	(25,215)	(11,539)	(62,717)	(38,388)
Loss from discontinued operations, net of tax	—	(36)	—	(152)
Net loss	$(25,215)	$(11,575)	$(62,717)	$(38,540)

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year ended December 30, 2011	Year ended December 31, 2010

Net cash provided by operating activities	$18,596	$4,133

Cash flows from investing activities:
Proceeds from sales of assets	434	2,683
Capital expenditures	(10,151)	(12,165)
Net cash used in investing activities	(9,717)	(9,482)

Cash flows from financing activities:
Changes in bank overdrafts	—	(8)
Net borrowings on ABL Credit Facility	10,205	—
Net repayments on First Lien Credit Facility	(412,028)	(37,038)
Borrowings under Senior Secured Notes	375,000	—
Borrowings under Senior Unsecured Notes	19,812	—
Debt issuance costs	(10,623)	—
Net cash used in financing activities	(17,634)	(37,046)

Effect of exchange rate changes on cash	(1,820)	(2,647)

Net decrease in cash and cash equivalents	(10,575)	(45,042)
Cash and cash equivalents at beginning of year	24,902	69,944

Cash and cash equivalents at end of year	$14,327	$24,902

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(in thousands)
(unaudited)

Reconciliation of net loss to Adjusted EBITDA is as follows:

	Three months ended		Twelve months ended
	December 30, 2011	December 31, 2010	December 30, 2011	December 31, 2010
Net loss	$(25,215)	$(11,575)	$(62,717)	(38,540)

Add:
Provision (benefit) for income taxes	3,690	(6,914)	3,315	(14,461)
Interest expense	13,457	14,437	55,579	68,333
Depreciation and amortization(a)	9,294	11,704	37,866	39,348

Adjustments:
Other loss, net (b)	5,205	1,301	14,117	3,484
Debt offering and refinancing fees (c)	391	—	2,904	—
Loss from discontinued operations, net of tax	—	36	—	152
Stock compensation expense	1,090	586	3,050	2,334
Long term incentive plan	421	—	1,326	—
Multiemployer pension withdrawal	—	—	1,200	—
Severance, relocation and one-time compensation costs	1,451	172	3,684	237
Facility closures, relocation and optimization costs	5	239	581	991
Non-recurring consulting, legal and professional fees	1,239	—	1,239	1,711
Adjusted EBITDA (d)	$11,028	$9,986	$62,144	$63,589

(a)
Includes amortization attributable to royalty payments under a five‑year minimum purchase agreement entered into in connection with our acquisition of a product line in 2005, which is being recognized in net sales.

(b)
Other loss for the three months ended December 30, 2011 is primarily comprised of translation gains on intercompany obligations. Other loss for the year ended December 30, 2011 include translation losses on intercompany obligations of $13.0 million and a $1.5 million loss on extinguishment of the first lien credit agreement.

(c)
Debt offering and refinancing fees include indirect tax consulting and legal fees related to the Company’s debt offering and other financing transactions and certain legal and professional fees incurred for capital market activities.

(d)
Adjusted EBITDA excludes certain pro forma adjustments allowable under the definition of Consolidated Cash Flow in the Indenture to the Company’s Notes. If included, these items would represent additional net benefits to Adjusted EBITDA of approximately $1.3 million and $5.7 million for the years ended December 30, 2011 and December 31, 2010, respectively, and consist primarily of the pro forma effect of restructurings (i.e., plant closures and consolidations) and other operating changes.